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                                                                     Exhibit 5.5
                                       [Mayer, Brown, Rowe & Maw LLP Letterhead]

                                                               11 Pilgrim Street
                                                                 London EC4V 6RW
The addressees set out in the Appendix             Telephone +44 (0)20 7248 4282
                                                          www.mayerbrownrowe.com
                                                    london@eu.mayerbrownrowe.com
                                                                       DX 93 LDE

Our ref: 445/21258.9
                                                  Direct Tel +44 (0)20 7782 8650
                                                  Direct Fax +44 (0)20 7782 8774


                                                                    10 July 2003





Ladies and Gentlemen:

1.    BACKGROUND

      We have acted as special English counsel to Burns Philp (U.K.) Plc (company number 2134749), an English public limited company (the "COMPANY"), in connection with:

      (a) the issuance by Burns Philp Finance Pty Limited, a corporation incorporated under the laws of the Australian Capital Territory (the "ISSUER"), of US$400,000,000 in aggregate principal amount of 9-3/4% Senior Subordinated Notes due 2012 (the "NOTES") pursuant to an indenture dated 21 June, 2002 among the Issuer, the Company and the other guarantors named therein (the "GUARANTORS") and The Bank of New York, as trustee (the "INDENTURE");

      (b) the guarantee of the Notes by the Company pursuant to Article 11 of the Indenture (the "GUARANTEE");

      (c) the proposed offer (the "REGISTERED EXCHANGE OFFER") to the Initial Purchasers (defined below), in exchange for the surrender of the Notes, of a like aggregate principal amount of debt securities of the Issuer, issued under the Indenture, identical in all material respects to the Notes and registered under the Securities Act 1933 (as amended) (the "ACT"); and

      (d) the filing of a registration statement (the "EXCHANGE OFFER REGISTRATION STATEMENT") with the Securities Exchange Commission of the United States (the "COMMISSION") under the Act pursuant to paragraph 1 of the Registration Rights Agreement (defined at Paragraph 2(j) below) within 120 days of the purchase of the Notes by the Initial Purchasers (defined below) pursuant to the Purchase Agreement (defined at Paragraph 2(i) below).

 This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

 Mayer, Brown, Rowe & Maw LLP is a limited liability partnership registered in England (registered number OC303359) and is regulated by the Law Society. A list of members' names and their professional qualifications may be inspected at our registered office, 11 Pilgrim Street, London EC4V 6RW, England.

 We operate in combination with our associated Illinois, USA, limited liability partnership in the offices listed below.

    BRUSSELS - CHARLOTTE - CHICAGO - COLOGNE - FRANKFURT - HOUSTON - LONDON -
      LOS ANGELES - MANCHESTER - NEW YORK - PALO ALTO - PARIS - WASHINGTON
                  Representative Offices: BEIJING AND SHANGHAI
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      This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K of the Commission. Capitalised terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement (defined at Paragraph 2(i) below).

      2.    EXAMINATION AND ENQUIRIES

      For the purposes of giving this opinion, we have examined copies of the following:

      (a) CONSTITUTIONAL DOCUMENTS: a copy of the certificate of incorporation, certificate of change of name, memorandum and articles of association of the Company, certified by the company secretary as being up-to-date to 12 June 2002;

      (b) CORPORATE AUTHORITY: the minutes of a meeting of the board of directors of the Company held on 11 June 2002 at which these transactions, and in particular, the execution of the Indenture, were approved, certified by the chairman of the meeting;

      (c) SHAREHOLDER APPROVAL: a written resolution of the shareholders of the Company passed on 11 June 2002 approving of the Company executing, among other documents, the Indenture;

      (d) OFFICERS CERTIFICATE: an officers certificate signed by a director of the Company dated 14 January 2003 relating to the meeting referred to in paragraph 2(b) (Corporate authority) and the shareholders restriction referred to in paragraph 2(c) (Shareholder approval) of this opinion and certifying the identity of the officers and Attorney (as defined in the Power of Attorney referred to in paragraph 2 (g) (Power of Attorney) of this opinion) of the Company;

      (e) COMPANY SEARCH: a copy of the records of the Company from Companies House Direct on 2 August 2002 (and up-dated on the date of this opinion) (the "COMPANY SEARCH");

      (f) GOOD STANDING CERTIFICATE: the faxed copy of a certificate of good standing in respect of the Company issued by the Registrar of Companies dated 10 July 2003;

      (g) POWER OF ATTORNEY: a power of attorney from the Company appointing the individuals referred to in the power of attorney to be its attorney dated 11 June 2002 and executed by the Company (the "POWER OF ATTORNEY");

      (h) INDENTURE: the Indenture executed by, amongst others, the Company and the Issuer;

      (i) PURCHASE AGREEMENT: a purchase agreement dated 14 June 2002 (the "PURCHASE AGREEMENT") among the Issuer, the Guarantors and Credit Suisse First Boston Corporation on behalf of itself and as the representative of itself and TD Securities (USA) Inc., as the initial purchasers (the "INITIAL PURCHASERS");

      (j) REGISTRATION RIGHTS AGREEMENT: an agreement relating to, among other things, the filing by the Issuer of an exchange offer registration statement with the Securities Exchange Commission within 120 days of the date of issue of the Notes dated 21 June 2002 among the Issuer, the Guarantors and the Initial Purchasers (the "REGISTRATION RIGHTS AGREEMENT"), which exchange offer registration statement was filed with the Securities Exchange Commission on 9 August 2002 under file number 333-98141; and
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      (k)   GLOBAL NOTE: the form of the global note to be issued by the Issuer pursuant to the Indenture and the Purchase Agreement in the form set out in Exhibit 1 to the Rule 144A/Regulation S Appendix of the Indenture.

      As to questions of facts which are material to this opinion, we have, when the relevant facts were not independently established by us, relied upon statements made in the documents, records and certificates referred to in this opinion (in particular, but without limitation, we have relied upon the statements made in the Officers Certificate and have assumed such statements are true, correct and not misleading in any respect).

      In rendering the opinions set forth below, we have examined such other documents, corporate records, certificates of public officials and officers and other representatives of the Company, and such other agreements, instruments and documents, and made such investigations of law as we have deemed necessary for the purposes of this opinion.

3.    OPINION

      Based on the examination and enquiries referred to in Paragraph 2 (Examination and enquiries) above and the assumptions set out in Paragraph 4 (Assumptions) below, we are of the opinion that, subject to paragraph 5 (Qualifications) below:

      (a) STATUS AND CORPORATE POWER: the Company (i) is duly incorporated and is an existing corporation in good standing under the laws of England and Wales and (ii) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture;

      (b) DUE EXECUTION: the Indenture has been duly authorized, executed and delivered by the Company;

      (c) NO CONTRAVENTION: the execution and delivery by the Company of, and the performance of its obligations under, the Indenture will not result in a breach or violation of:

            (i) any of the terms and provisions of, or constitute a default under, any statute, any rule or regulation or, any order of any governmental agency or body or any court of England having jurisdiction over the Company or any of its properties; or

            (ii)  the constitutional documents of the Company; and

      (d) NO CONSENT: no consent, approval, authorization or order of, or filing with, any governmental agency or body or court of England is required for the consummation by the Company of the transactions contemplated by the Indenture in connection with the issuance or sale of the Notes.

      For the purpose of this opinion, "DULY INCORPORATED" (as used in Paragraph 3(a) (Status and corporate power) in relation to the Company means that the requirements of the Companies Act(s) applicable at its date of incorporation in respect of registration and of matters precedent and incidental to it have been complied with and that the Company is authorised to be registered and is duly registered under that or those Acts.

      For the purposes of this opinion, "EXISTING CORPORATION IN GOOD STANDING" (as used in Paragraph 3(a) (Status) in relation to the Company means that it is subsisting at the date of
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      this opinion and has not been struck off the register maintained by the
      Registrar of Companies for England and Wales, dissolved, nor ceased to exist by reason of any merger or consolidation or limitation on the duration of its existence.

4.    ASSUMPTIONS

      In giving this opinion, we have assumed:

      (a) GENUINENESS OF ALL SIGNATURES AND DOCUMENTS: the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and that the statements in the Officers Certificate are true, correct and not misleading in any respect;

      (b)   OTHER PARTIES: that the Indenture:

            (i) is within the capacity and powers of each of the parties to it (other than the Company);

            (ii) has been validly authorised and duly executed and delivered by each such party; and

            (iii) constitutes the valid, binding and enforceable obligations
                  (under the laws of each applicable jurisdiction) of each such party;

      (c) ACCURATE INFORMATION: that all information supplied to us (orally or in writing) by the Company (through any of its employees or agents), by any other lawyers involved in the transaction or otherwise is true and accurate in all material respects;

      (d) NO OTHER FACT: that there is no fact or matter (such as a mistake or misrepresentation before or at the time the Indenture was entered into or a subsequent release, waiver or variation of any right or provision) which would or might affect this opinion and which was not revealed to us by the steps taken by us in connection with this opinion; and

      (e) INDENTURE: that for the purposes of our opinion in Paragraph 3(c) (No contravention), the Indenture is and will be construed and enforced in the same way as it would have been construed and enforced had it been construed in accordance with and governed by English law.

5.    QUALIFICATIONS

      This opinion is given subject to the following qualifications:

      (a) ENGLISH LAW: this opinion relates only to the laws of England and Wales in force at today's date. We express no opinion with regard to the laws of any other jurisdiction; and

      (b) ACCURACY OF SEARCHES: we cannot guarantee that the information provided to us in, or in response to, the Company Search and the Good Standing Certificate was when provided, or remains at the date of this opinion, accurate and complete. In particular (but without limitation):

            (i) the Company Search and Good Standing Certificate might not have been up-to-date, complete and accurate as at the date they were furnished to us. For
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                  example, matters which should have been registered may not have been registered; information may have been lodged with the Registrar of Companies for registration but not included in the Company's file;

            (ii) there is no requirement to register with the Registrar of Companies the presentation of a petition for the receivership or winding-up of, or for an administration order in respect of, a company. Notice of a winding-up or administration order having been made, a winding-up resolution having been passed or a receiver having been appointed may not be filed with the Registrar of Companies immediately and may not appear from a search made of the public file immediately after having been filed or at all. Hence such a matter might apply to the Company but not appear on, or in response to, the Company Search or Good Standing Certificate; and

            (iii) in each case, further information might have become available on the relevant register after the information was provided to us.

6.    LAW AND RELIANCE

      (a) This opinion shall be governed by and construed in accordance with English law.

      (b) We hereby consent to the filing of this legal opinion with the Commission as an exhibit to the Exchange Offer Registration Statement and to the reference made to this firm therein. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

      (c) This opinion is strictly limited to the matters set out above and does not extend to and is not to be read as extending by implication to any other matter.

Yours faithfully


/s/ Mayer, Brown, Rowe & Maw LLP
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                                  THE APPENDIX

Burns Philp (U.K.) Plc
Victoria House
15 Gay Street
Bath
Avon   BA1 2PH

Burns Philp & Company Limited
Level 23
56 Pitt Street
Sydney
NSW 2000